Exhibit 10.2

SEVERANCE SETTLEMENT AGREEMENT

This Severance Settlement Agreement (the “Agreement”) is entered into between Lordstown Motors Corp., a Delaware corporation (“LMC” and together with Lordstown EV Corporation and Lordstown EV Sales LLC, the “Company”), and Adam Kroll (“Employee”), as of the 13th day of March, 2024 (the “Agreement Date”). Each of Company and Employee is a “Party” and, collectively, constitute the Parties”.

RECITALS

A.	Employee has been employed by the Company.

B.

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Company’s plan of reorganization (as it may amended, the “Plan”) filed as of the date hereof and confirmed by the U.S. Bankruptcy Court for the District of Delaware (the “Court”) under Chapter 11 of the Bankruptcy Code.

C.	The Company will terminate Employee’s employment with the Company effective as of the Effective Date (the “Termination”).

D.

Employee and LMC are party to an Employment Agreement dated as of October 13, 2021 (the “Employment Agreement”) and, in light of the rejection of the Employment Agreement as part of the Plan, the Court has approved an order allowing the Company to enter into this Agreement to provide for the terms hereof with respect to Employee’s termination of employment, which are conditioned on the effectiveness of the Release (as defined below).

E.	The Company desires to retain Employee as a consultant to provide advice and consulting services to the Company from the Termination in accordance with the terms and conditions of this Agreement.

F.	Employee desires to provide advice and consulting services to the Company from and after the Termination in accordance with the terms and conditions of this Agreement.

G.

During the Consulting Period (as defined below) Employee will have access to trade secrets and other confidential and proprietary information regarding the business of the Company and Company Affiliates (as defined below).

NOW, THEREFORE, in full consideration for the signing of this Agreement and Employee’s representations, warranties, covenants, Release and agreements set forth below, the Parties agree as follows:

AGREEMENT

I.	SEVERANCE BENEFITS AND RELEASE.

A.	General Release.

1.

Except as specified in Section I(A)(2), Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Company, its affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, in their official capacities as such (together, the “Released Parties”), from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release (collectively, “Claims”), including all claims arising under or in connection with Employee’s employment, termination of employment or Employment Agreement with the Company, including, without limitation:

a.	Any and all claims for severance payments, except for the Severance Payment (as defined below).

b.

Any and all claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and

c.

Any and all claims for alleged violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages.

The above matters are referred to collectively herein as the “Released Matters”. In addition, in consideration of the provisions of this Release, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Termination. The provisions of this Section I(A)(1) are referred to collectively herein as the “Release”.

2.Exclusions.

a.	The Release and related consideration therefor set forth in Section 1(C) does not include or apply to:

i.	Rights to and claims for indemnification, advancement or reimbursement arising under applicable law, the Employment Agreement among the Company and the

Employee and the Company’s governing documents with respect to Employee’s role as an employee, director, officer, consultant and/or agent of the Company and its subsidiaries, or serving in any other capacity at the request or direction of the Company or any of its subsidiaries, prior to or following the Termination, and all such rights and claims are reserved;

ii.

Rights to restricted stock units and options (collectively, the “Vested Equity Awards”) held by the Employee immediately prior to the Termination and which have not been settled through the issuance of shares of the Company’s Class A common stock, and the Accelerated Equity Awards (defined below), which shall receive the treatment of common stock interests as set forth in the Plan, provided that the Employee agrees that the Company may, but is not required to, withhold or sell shares issued upon vesting and/or settlement of any such awards to satisfy state or federal income taxes;

iii.	Rights under and claims with respect to all directors’ and officers’ and other insurance policies that provide a benefit to Employee (“D&O Insurance”) held by the Company; and

iv.	Rights to the Severance Payment as described in Section I.C below, as well as the ability to enforce Employee’s rights under this Agreement.

b.

This Agreement is not intended to, and shall not, release or interfere with Employee’s ability to receive, file or otherwise institute a claim for outstanding health and welfare benefit obligations under plans maintained by the Company in which Employee participated prior to Termination, such as contributions to the Company’s 401K plan, as applicable.

c.

This Agreement is not intended to, and shall not, interfere with Employee’s ability to file or otherwise institute a charge with an administrative agency alleging discrimination under federal, state, or local civil rights, labor and/or employment discrimination laws (including, but not limited to, Title VII, the ADA, the NLRA, the ADEA, GINA, USERRA, or their state or local counterparts) or to provide truthful information or assistance in connection with such an administrative charge or administrative proceeding. However, Employee waives any right, and shall not be entitled, to any relief, recovery, monies or any other remedies in connection with any such charge brought against the Company, regardless of who filed or initiated any such complaint, charge, or proceeding.

B.	Consideration and Terms of Payment.

1.

As consideration for and subject to the Release and compliance in all material respects by Employee with the other terms of this Agreement, the Employee shall receive (a) an Allowed General Unsecured Claim under the Plan in the amount of $685,000 (the “Severance Payment”), which shall be paid pursuant to the terms of the Plan (including Post-Petition Interest, as applicable under the Plan) through Distributions by the Post-Effective Date Debtors or the Claims Ombudsman, as applicable, and (b) accelerated vesting in full at the time of Termination of all equity awards held by Employee under the Company’s 2020 Equity Incentive Plan, as amended (the “Equity Plan”), that are not otherwise vested (the “Accelerated Equity Awards”). The timing and method of these payments are described below.

a.

Payment of 2/3 of the Severance Payment (the “Initial Payment”) will be made to Employee within 30 days of the Effective Date; provided that Employee shall not be entitled to a greater percentage recovery of the Initial Payment than other allowed General Unsecured Claims are entitled to in the Chapter 11 Cases. If such Initial Payment is reduced as a result of this provision, Employee shall be entitled to receive up to the unpaid portion of the Initial Payment in connection with and proportional to any subsequent “holdback” distributions made by the post-Effective Date Debtors/Claims Ombudsman.

b.

Payment of the remaining 1/3 of the Severance Payment (the “Second Payment”) will be made to Employee within 120 days after the Effective Date, provided that Employee shall not be entitled to a greater percentage recovery of the Second Payment than other allowed General Unsecured Claims are entitled to in the Chapter 11 Cases. If such Second Payment is reduced as a result of this provision, Employee shall be entitled to receive up to the unpaid portion of the Second Payment in connection with and proportional to any subsequent “holdback” distributions made by the post-Effective Date Debtors/Claims Ombudsman.

c.

Settlement of the Accelerated Equity Awards, as well as any Vested Equity Awards, that constitute restricted stock units or performance stock units held by Employee shall occur on or promptly following the Effective Date in accordance with the Plan, the Equity Plan and award agreements thereunder; provided that the Employee agrees that the Company may, but is not required to, withhold or sell shares issued upon vesting or settlement of any such awards to satisfy state or federal income taxes. Accelerated Equity Awards and Vested Equity Awards that constitute options shall remain outstanding and be exercisable in accordance with the Plan, the Equity Plan and award agreements thereunder.

2.	Payments to Employee pursuant to this Agreement are made without regard to setoff or recoupment rights.

II.	CONSULTANCY.

A.

Consulting Period. Beginning on the day following the Termination, Employee will serve as an advisory consultant to the Company for a period of up to six (6) months after the Effective Date (the “Consulting Period”) as follows:

Employee agrees to serve as a consultant to the Company in an executive officer capacity with authority to execute and responsibility to prepare and file, and oversee the preparation and filing with the SEC, of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2024 (the “Form 10-Q”), as well as consult on claims reconciliation, litigation, and other matters as requested and mutually agreed. Employee shall receive compensation for such consulting services at a rate of $450 per hour. Following the earlier of the filing of Form 10-Q and May 15, 2024, Employee will provide consulting services relating to claims reconciliation, litigation, and other matters as requested and mutually agreed, not to exceed ten (10) hours in any given week, absent extraordinary circumstances. During the Consulting Period, Employee agrees to perform all duties in a professional manner and observe and obey all applicable laws, rules and regulations, provided that Employee’s obligation to provide such consulting services and execute the Form 10-Q shall be subject to: (1) the Company maintaining D&O insurance, that covers Employee, that is reasonably satisfactory to Employee and a minimum cash position of 110% of the self-insured retention for the D&O Insurance, and (2) Employee’s right to reasonably object (which shall include, without limitation, notice, discussion and reasonable efforts to resolve disagreements) to the application or interpretation of accounting principles for the financial information or to the other disclosure to be included in the Form 10-Q as proposed by the Company’s Board of Directors, other officers, employees, accountants, auditors or advisors if such accounting practices or disclosure would result, in Employee’s reasonable opinion, in the Form 10-Q including materially incorrect or misleading information or omitting material information. At all times during the Consulting Period, Employee shall be eligible for indemnification (including advancement of attorneys’ fees) and shall be covered by the Company’s directors’ and officers’ insurance policies. For the avoidance of doubt, if Employee refuses to sign the Form 10-Q as a result of the occurrence of the conditions set forth in (1) or (2), the Company shall not be entitled to withhold or recoup the Severance Payment or other compensation paid in connection with this Agreement.

Moreover, the Company hereby acknowledges that the Employee will be seeking full-time employment during the Consulting Period. Such new employment may result in consulting services being provided during the hours convenient to Employee, including outside regular business hours. Nothing contained in this Agreement shall interfere with or prevent the Employee from obtaining such new employment.

The Company will reimburse Employee for reasonable out-of-pocket costs and expenses incurred in performing duties for the Company during the Consulting Period, including out-of-pocket travel, meals, and other similar type of costs and expenses, provided that Employee shall provide reasonable and appropriate documentation in such form as the Company may reasonably request. All reimbursements shall be made within thirty (30) days of submission of a reimbursement request. Any amounts outstanding after thirty (30) days shall bear interest at the rate of eighteen percent (18%) per annum.

B.Relationship of the Parties During the Consultancy. The Parties acknowledge and agree that Employee shall not be an employee of the Company during the Consulting Period and that the only relationship between the Parties during the Consulting Period is that of an independent contractor providing consulting services. Except as may be authorized by the Board of Directors of the Company, the Employee has no authority or right to create any obligation on behalf of the Company or to bind the Company in any respect whatsoever during the Consulting Period. Nothing contained in this Agreement shall be construed to constitute Employee as an employee of the Company during the Consulting Period. Employee neither expects nor desires that the Company should (a) withhold from any fees due and payable to Employee any taxes – state, federal, local, income, social security or otherwise, (b) pay with respect to Employee any fees or taxes for workers’ compensation or unemployment compensation, or (c) provide Employee with any other benefits customarily provided to employees. Since Employee shall not be an employee of the Company during the Consulting Period, Employee further agrees that, with respect to the Consulting Period and Employee’s provision of consulting services, he will not assert any claim against the Company for workers’ compensation, unemployment benefits, or other employee benefits of any kind. Nothing in this Agreement precludes

Employee from seeking unemployment benefits related to Employee’s employment with the Company that ended at the Termination. Employee and the Company further agree to use good faith to address and abide by any restrictions on the consulting services contemplated by Section II(A) necessary to enable Employee to obtain and/or maintain post-Termination employment by another entity.

III.

CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that he remains bound by any and all restrictive covenants regarding confidential and proprietary information and trade secrets contained in Employee’s Employment Agreement, as well as any restrictive covenants contained in Employee’s Proprietary Information and Invention Agreement with the Company. These covenants continue to apply up through and including Employee’s termination date, and they will extend and apply throughout the duration of the Consulting Period described herein.

IV.

RETURNING THE COMPANY’S DOCUMENTS AND TANGIBLE PROPERTY. Upon request of the Company, upon termination of the Consulting Period, Employee will promptly surrender and deliver to the Company, destroy or delete (and will not keep in its possession or deliver to anyone else) any tangible confidential information, records, data, notes, reports, proposals, lists, correspondence, computer codes, specifications, designs, materials, equipment, devices, or any other documents (including photocopies or other reproductions of any of the aforesaid items) of the Company or any Company Affiliate. In addition, Employee will remove from any and all computer systems under control of Employee, any third-party software applications provided by the Company to Employee for use in providing services under this Agreement. Notwithstanding the foregoing, Employee shall be entitled to preserve any documents, records or other materials that have or may be subject to discovery requests in pending or threatened litigation or other legal claims.

V.

SURVIVAL. The Parties expressly acknowledge and agree that the provisions of this Agreement that by their express terms extend beyond the termination of the Consulting Period or the termination of this Agreement shall continue in full force and effect notwithstanding termination of the Consulting Period or the termination of this Agreement.

VI.REMEDIES.

A.Enforcement. Employee hereby specifically acknowledges and agrees that the provisions in Sections III and IV of this Agreement are reasonable and necessary to protect the legitimate interests of the Company (including without limitation its trade secrets and confidential information) and that such restrictions will not unreasonably restrict Employee or interfere with Employee’s ability to enter gainful business opportunities following the Consulting Period. Employee further agrees that the existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement by the Company will not excuse performance or otherwise affect the validity or enforceability of Employee’s obligations under Sections III and IV, and Employee’s obligations under Sections III and IV shall continue in accordance with their terms without regard to any other dispute hereunder.

B.Remedies. Employee further acknowledges and agrees that violation of Sections III and IV of this Agreement would cause the Company irreparable harm for which monetary damages alone would not be an adequate remedy. Therefore, in the event of any violation by Employee, the Company (in addition to all other remedies the Company may have) shall be entitled to a temporary restraining order, injunction, and other equitable relief (without posting any bond or other security) restraining the violator from committing or continuing such violation. Any delay by the Company in asserting a right under this Agreement or any failure by the Company to assert a right under this Agreement will not constitute a waiver by the Company of any right hereunder, and the Company may subsequently assert any and all of its rights under this Agreement as if the delay or failure to assert rights had not occurred.

C.Enforcement Costs. In the event that the Company breaches any of its obligations pursuant to this Agreement, including, without limitation, by failing to pay any portion of the Severance Payment when due, Employee shall provide written notice to the Company of such alleged breaches. In the event such breaches are not cured within fifteen (15) days of such notice or such breaches are not curable, Employee’s cost of enforcement of this Agreement, including attorneys’ fees, will be borne by the Company; provided that it shall not be a default for the Company to pay Employee the same percentage recovery as other allowed General Unsecured Creditors under the Plan. In the event that Employee breaches any of his obligations under this Agreement, the Company shall provide written notice to Employee of such alleged breaches. In the event such breaches are not cured within fifteen (15) days of such notice or such breaches are not curable, the Company shall have the right to petition the Bankruptcy Court to fashion an equitable remedy including, but not limited to, disgorgement of all or a portion of the Severance Payment that was made with respect to this Agreement.

VII.	MISCELLANEOUS AND GENERAL TERMS.

A.Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

B.Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties.

C.No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

D.Assignment. This Agreement shall not be assignable, in whole or in part, by Employee without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement, except for Section II (Consultancy), without the consent of Employee, including without limitation to any corporation or other person or business entity with which the Company may merge or consolidate or to which the Company may sell or transfer all or a portion of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section VIID.

E.Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile or other means of electronic communication, and such counterparts executed and delivered, shall constitute but one and the same instrument.

F.Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction provided, however, that if any fundamental term or provision of this Agreement (including without limitation the Severance Payment and Release), is invalid, illegal, or unenforceable, the remainder of this Agreement shall be unenforceable. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to/the court may modify this Agreement to give effect to the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

G.Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

H.Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) delivered by a recognized overnight courier service, or (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:

Lordstown Motors

c/o M3 Partners

1700 Broadway, 19th Floor

New York, NY 10019

Attention: William Gallagher

If to Employee, to:

Adam Kroll

1223 Fairfield Rd

Glencoe, IL 60022

As such addresses may be changed from time to time by a party providing written notice to the other party.

* * * * *

[Signature Page to Follow]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the Agreement Date.

LORDSTOWN MOTORS CORP.

By:	/s/ Daniel Ninivaggi
Name:	Daniel Ninivaggi
Title:	Executive Chairman

LORDSTOWN EV CORPORATION

By:	/s/ Daniel Ninivaggi
Name:	Daniel Ninivaggi
Title:	Executive Chairman

LORDSTOWN EV SALES LLC

By:	/s/ Daniel Ninivaggi
Name:	Daniel Ninivaggi
Title:	Executive Chairman

EMPLOYEE

/s/ Adam Kroll
Adam Kroll